UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016
CBS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 26, 2016, CBS Corporation (“CBS” or the “Company”) entered into a letter agreement (the “Amendment”) with Leslie Moonves, the Company’s Chairman of the Board, President and Chief Executive Officer, which amends Mr. Moonves’ employment agreement dated December 11, 2014, as amended February 24, 2015 (the “Agreement”). The Amendment provides that Mr. Moonves will be eligible to receive an additional grant of shares of the Company’s Class B common stock following the expiration of the employment term on June 30, 2019 (the “2016 Performance Award”). Subject to a minimum performance threshold, the number of shares to be delivered to Mr. Moonves in respect of the 2016 Performance Award will range from 148,258 to 436,622 shares based on the stock price performance of the Class B common stock during the period beginning February 18, 2016 and ending June 30, 2019 (the “Performance Period”), as adjusted based on the Company’s achievement of established performance goals for calendar years 2017 and 2018, and will be subject to proration in the event of Mr. Moonves’ death or disability during the employment term. The stock price performance will be determined using the tenth highest closing price of the Class B common stock during the Performance Period, expressed as a percentage of the closing price of the Class B common stock on February 18, 2016. In the event CBS ceases to be a “publicly traded company” (as defined in the Agreement) during the employment term, the Performance Period may be shortened and the grant of shares in satisfaction of the 2016 Performance Award may be made earlier. In addition, the Amendment also revised certain provisions of the Agreement to reflect Mr. Moonves’ appointment and role as Chairman of the Board. The provisions of the Agreement related to Mr. Moonves’ annual compensation (including equity) and severance amounts remain unchanged.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

Date: February 26, 2016

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